Exhibit 5.1

October 25, 2017

Savara Inc.

900 Capital of Texas Highway

Las Cimas IV, Suite 150

Austin, Texas 78746

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Savara Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and pre-funded warrants to purchase shares of Common Stock, pursuant to an effective shelf registration statement on Form S-3 (File No. 333-202960) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated August 19, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated October 24, 2017 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Act. The Prospectus Supplement relates to the offering by the Company of up to 6,037,500 shares of the Common Stock (including up to 787,000 shares of Common Stock issuable upon the exercise of the option granted to the underwriters under the Underwriting Agreement (as defined below)) (the “Shares”) and pre-funded warrants to purchase up to 775,000 shares of the Common Stock (the “Warrants”) covered by the Registration Statement. The Shares and the Warrants are collectively referred to herein as the Securities. The offering and sale of the Securities are being made pursuant to the Underwriting Agreement between the Company and Jefferies LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”), dated as of October 25, 2017.

We have examined copies of the Underwriting Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, (ii) the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Common Stock issuable upon exercise of the Warrants have been duly authorized by the

Savara Inc.

October 25, 2017

Company and, when issued and delivered by the Company against payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation